Exhibit 99.55

COMISION NACIONAL DEL MERCADO DE VALORES
Paseo de la Castellana, 19
28046 – Madrid –

Madrid/Rome, 22 de octubre de 2007

Muy Sres. nuestros:	Dear Sirs,

En cumplimiento de lo dispuesto en el	Pursuant to what it is established in Art.
Art. 82 de la Ley 24/1988, de 28 de Julio,	82 of Law 24/1988, dated July 28, of the
del Mercado de Valores, ACCIONA, S.A.	Securities Market, ACCIONA, S.A. and
y ENEL ENERGY EUROPE S.r.l	ENEL ENERGY EUROPE S.r.l. report
comunican lo siguiente	the following

INFORMACION RELEVANTE	MATERIAL INFORMATION

Con fecha de hoy se ha notificado por el	The Ministry of Industry, Tourism and
Ministerio de Industria, Turismo y	Trade has notified today, the partial
Comercio la estimación parcial del	approval of the administrative appeal
recurso de alzada interpuesto en su día por	filed by ACCIONA, S.A. and ENEL
ACCIONA, S.A. y ENEL ENERGY	ENERGY EUROPE S.r.l. against certain
EUROPE S.r.l contra la decisión del	conditions imposed by Resolution of the
Consejo de Administración de la	Board of Directors of the National Energy
Comisión Nacional de la Energía de fecha	Commission dated July 4, 2007, (Relevant
4 de julio de 2007 (Hechos Relevantes	Fact numbers 81914 of July 4 and 82792
número 81913 de 4 de julio y 82792 de 3	of August 3, 2007), by means of which
de agosto de 2007), por la que se	certain conditions were imposed against
imponían determinadas condiciones a la	the acquisition of the capital if ENDESA
toma de participación en el capital social	by the appellants.
de ENDESA, S.A. por parte de los
recurrentes.

Tras esta decisión, la parte dispositiva de	After today’s decision, the dispositive part
la resolución impugnada queda redactada	of the Resolution will be as indicated in
en los términos que figuran en el Anexo.	the Annex

Atentamente/Yours faithfully,

ACCIONA, S.A.	ENEL ENERGY EUROPE S.r.l.

P.p.	P.p.

Annex

RESOLVES

“To grant the authorisation requested by ACCIONA S.A. and ENEL ENERGY EUROPE S.r.l. for the acquisition of the shares in ENDESA S.A. that may result from the settlement of the PTO, by both ACCIONA S.A., (which may reach 25.01 per cent) and ENEL ENERGY EUROPE S.r.l., (which may eventually reach 74.99 per cent) and for the enforcement of the arrangements for joint control that consist of contributing shares towards the holding company in the terms of the “AGREEMENT ON ENDESA SHARES”.

Concerning any other legal transaction, whether arising or not from the Agreement on ENDESA Shares executed between the ENEL Group (ENEL) and the ACCIONA Group (ACCIONA) on March 26, 2007, for which the prior approval of the CNE is required according to function fourteen of Additional Provision eleven, three, 1 of Act Nº 34/98, of October 7, 1998, because the transaction concerns shares in ENDESA, S.A or directly involves assets of the ENDESA Group (ENDESA), a new procedure for approval must be undertaken in the terms foreseen in said function.

This authorisation is granted under the following conditions:

ONE.- ACCIONA and ENEL shall keep ENDESA as an autonomous enterprise with full operational responsibility in complying with its business plan, and as the parent company of its group, keeping its own brand, registered office, Directors and effective management and decision-making centre in Spain.

TWO.- The applicants must keep ENDESA duly capitalised. To that effect, the ENDESA Group must keep its debt service ratio through a net financial debt/EBITDA below 5.25, for a period of three years after taking control of ENDESA. The applicants must report on compliance with said ratio to the National Energy Commission on a quarterly basis.

THREE.- ACCIONA and ENEL shall undertake and carry out, through the control they have over ENDESA, all the investments in regulated gas and electricity activities, for both transport and distribution, foreseen in: (1) the latest investment plans announced by this company for the 2007-2011 period relating to this Resolution, (2) the document called Plans for the gas and electricity sectors. Development of the transport networks 2002-2012 ("Planificación de los sectores de gas y de electricidad. Desarrollo de las redes de transporte 2002-2012"), approved by the Council of Ministers and submitted to Parliament, as well as in the (3) Framework report on demand of electric power and natural gas and how to meet it ("Informe Marco sobre la demanda de energía eléctrica y gas natural y su cobertura") of the CNE.

This duty is understood to be without prejudice to the possible adjustment, if duly justified, of the investment plans of ENDESA, to the regulatory conditions in the terms foreseen in the applicable provisions.

During the 2007-2011 period, the ENDESA Group companies that engage in regulated activities may only pay out dividends when the resources generated by them (defined as the cash flow or the net profit for the year plus amortisation charges) suffice to meet both their investment commitments and the borrowings foreseen to be repaid in the relevant period.

FOUR.- Given the special characteristics of the nuclear assets from the point of view of public safety, ACCIONA and ENEL, in exercising control of ENDESA, must undertake to observe and keep unchanged the duties and regulations in force on nuclear energy and specifically compliance with those codes and agreements with the rest of the partners in the management of the nuclear power stations regarding safety and uranium supplies. To that effect, ACCIONA and ENEL shall report to the CNE annually on any incidents that have affected production.

FIVE.- ACCIONA and ENEL shall make sure, during a period of five years after the acquisition of ENDESA, that the aggregate annual consumption of domestic coal by each station owned by ENDESA that currently consumes such coal, shall not be less than the aggregate annual volumes foreseen to be consumed by said facilities under the National Mining Industry Plan for the 2006-2012 period, insofar as the current conditions and circumstances remain unchanged.

SIX.- ACCIONA and ENEL shall keep within the ENDESA Group, for a period of five years after taking control of ENDESA, the companies that currently manage the generating, transport and distribution assets of the electricity systems of island and extra-peninsular areas.

SEVEN.- The CNE may demand that the Government, pursuant to the provisions of Section 10 of Act Nº 54/97, of November 27, 1997, and Section 101 of Act Nº 34/98, of October 7, 1998, take the measures mentioned in said provisions to assure power supplies in emergency situations relating to a shortfall in these or to a certain risk threatening them, or in the event of a shortage of supplies of one or more energy sources.

MINISTERIO
DE INDUSTRIA, TURISMO
Y COMERCIO

E-2007-00902-09
JPB/mcp

La Subsecretaria del Ministerio de Industria, Turismo y Comercio, por delegación de Ministro, ha dictado con fecha 19 de octubre de 2007, la siguiente resolución:

"VISTO EL RECURSO DE ALZADA INTERPUESTO CONJUNTAMENTE POR **ACCIONA, S. A.** (en adelante ACCIONA) Y POR **ENEL ENERGY EUROPE S.r.l** (en adelante ENEL) CONTRA LA RESOLUCIÓN DE LA COMISIÓN NACIONAL DE LA ENERGÍA (en adelante la CNE) DE 4 DE JULIO DE 2007 POR LA QUE SE AUTORIZA A LAS RECURRENTES A LA TOMA DE PARTICIPACION EN EL CAPITAL SOCIAL DE ENDESA, S. A. QUE RESULTE DE LA LIQUIDACIÓN DE LA OFERTA PÚBLICA DE ADQUISICIÓN DE ACCIONES FORMULADA ANTE LA CNMV.

ANTECEDENTES DE HECHO

PRIMERO.- El 3 de Mayo de 2007 ACCIONA y ENEL presentaron conjuntamente escrito en la CNE en el que solicitaban autorización para adquirir las acciones representativas del capital social de ENDESA que resultaran de la liquidación de la oferta pública de adquisición de acciones que habían formulado y para la ejecución de los mecanismos de control conjunto en los términos del "ACUERDO SOBRE ACCIONES DE ENDESA" de 26 de marzo de 2007.

SEGUNDO.- La CNE, de conformidad con lo establecido en el artículo 31 de la Ley 30/1992, de 26 de noviembre, de Régimen Jurídico de las Administraciones Públicas y del Procedimiento Administrativo Común (en adelante, la LRJPAC) ha reconocido la condición de interesada en el expediente de autorización solicitada a ENDESA, a IBERDROLA, a UNIÓN FENOSA y a HIDROCANTABRICO y ha denegado el reconocimiento de esa condición a HISPAELEC ENERGÍA SAU y a LA SECCIÓN SINDICAL ESTATAL DE FIA-UGT-ENDESA.

TERCERO.- Tras la tramitación del procedimiento, sustanciados los diversos incidentes y el trámite de audiencia, con la participación de los interesados, el 4 de julio de 2007 la CNE dictó resolución, fundamentada en los

PASEO DE LA
CASTELLANA, 160
28071-MADRID
TEL. 91 349 47 03
FAX 91 349 47 43

Administración de Justicia, y de conformidad con el informe de la Secretaría General de Energía ha resuelto estimar parcialmente el recurso de alzada interpuesto conjuntamente por **ACCIONA, S.A.** y por **ENEL ENERGY EUROPE S.r.l** contra la resolución de la Comisión Nacional de Energía de 4 de julio de 2007 por la que se autoriza a las recurrentes a la toma de participación en el capital social de ENDESA, S.A. que resulte de la liquidación de la oferta pública de adquisición de acciones formulada ante la CNMV, modificando el primer párrafo autorizatorio y las condiciones impuestas en el sentido de lo determinado en los fundamentos jurídicos de esta resolución y confirmándola en todo lo demás.

En consecuencia, la parte dispositiva de la resolución impugnada queda redactada en los siguientes términos:

ACUERDA

"Otorgar la autorización solicitada por ACCIONA S.A. y ENEL ENERGY EUROPE S.r.l. para la adquisición de de las acciones de ENDESA S.A., que resulten de la liquidación de la OPA, tanto por ACCIONA S.A., (que podrá alcanzar hasta el 25,01 por ciento) y a ENEL ENERGY EUROPE S.r.l., (que eventualmente podría llegar hasta el 74,99 por ciento) y para la ejecución de los mecanismos de control conjunto consistentes en la aportación de acciones a la sociedad holding, en los términos del "ACUERDO SOBRE ACCIONES DE ENDESA".

Cualquier otro negocio jurídico, derivado o no del Acuerdo sobre Acciones de ENDESA suscrito entre el Grupo ENEL(ENEL) y el Grupo ACCIONA(ACCIONA),el 26 de marzo de 2007,que por recaer, sobre las acciones de ENDESA, S.A o directamente sobre los activos del Grupo ENDESA(ENDESA), precise la autorización previa de la CNE, con arreglo a la función decimocuarta de Disposición Adicional undécima, tecero, 1 de la Ley 34/1998, de 7 de octubre, deberá ser sometido a un nuevo procedimiento autorizatorio en los términos previstos en la antedicha función.

La presente autorización está sujeta a las siguientes condiciones:

UNO.- ACCIONA y ENEL mantendrán ENDESA como empresa autónoma, con plena responsabilidad operativa en el cumplimiento de su plan de negocio, y sociedad cabecera de su grupo, manteniendo su marca, así como su domicilio social, su órgano de administración y su centro efectivo de dirección y de decisión en España.

DOS.- Las solicitantes deberán mantener a ENDESA debidamente capitalizada. A estos efectos, el Grupo ENDESA deberá cumplir con un ratio

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MINISTERIO
DE INDUSTRIA, TURISMO
Y COMERCIO

de servicio de la deuda expresado a través de la deuda financiera neta/EBITDA menor que 5,25, durante un periodo de tres años desde la toma de control de ENDESA. Las solicitantes deberán informar a la Comisión Nacional de Energía, con carácter trimestral, sobre la evolución del citado ratio.

TRES.- ACCIONA y ENEL asumirán y realizarán, a través del control que ejercen sobre ENDESA todas las inversiones en actividades reguladas de gas y electricidad, tanto de transporte como de distribución contempladas en: (1) los últimos planes de inversión anunciados por esta compañía para el periodo 2007-2011 relacionados en esta Resolución, (2) en el documento *Planificación de los sectores de gas y de electricidad. Desarrollo de las redes de transporte 2002-2012,* aprobado por el Consejo de Ministros y sometido al Parlamento, así como en (3) el *Informe Marco sobre la demanda de energía eléctrica y gas natural y su cobertura* de la CNE.

La presente obligación se entiende sin perjuicio de la posible adaptación, debidamente justificada de los planes de inversión de ENDESA a las condiciones regulatorias en los términos normativamente previstos.

Durante el periodo 2007-2011, las sociedades de ENDESA que desarrollen actividades reguladas solo podrán repartir dividendos cuando los recursos generados por ellas (definidos como flujo de caja o suma de beneficio neto del ejercicio y amortizaciones) sean suficientes para atender tanto sus compromisos de inversión, como la suma de la amortización de la deuda financiera prevista del ejercicio correspondiente.

CUATRO.-Dadas las especiales características que presentan los activos nucleares en relación con la seguridad pública, ACCIONA y ENEL, en el ejercicio del control de ENDESA, deberán asumir y mantener las obligaciones y reglamentaciones vigentes sobre energía nuclear y en concreto el cumplimiento de aquellos códigos y acuerdos con el resto de los socios en la gestión de las centrales nucleares en relación con la seguridad y el aprovisionamiento de uranio. A tales efectos ACCIONA y ENEL informarán anualmente a la CNE de cualquier incidencia que haya afectado a la producción.

CINCO.- ACCIONA y ENEL, durante un periodo de cinco años desde la adquisición de ENDESA asegurarán que el consumo anual agregado de cada central propiedad de ENDESA, que actualmente consume carbón nacional no sea inferior a las cantidades anuales agregadas previstas para consumo de dichas instalaciones en el Plan Nacional de la Minería

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MINISTERIO
DE INDUSTRIA, TURISMO
Y COMERCIO

2006-2012, en la medida en que se mantengan las actuales condiciones y circunstancias.

SEIS.- ACCIONA y ENEL preservarán, durante un periodo de cinco años desde la toma de control de ENDESA, las actuales sociedades gestoras de los activos de transporte, distribución y generación de los sistemas eléctricos insulares y extra peninsulares dentro del grupo ENDESA.

SIETE.- La CNE podrá dirigirse al Gobierno, a fin de que éste, de conformidad con lo establecido en el artículo 10 de la Ley 54/1997, de 27 de Noviembre, y el artículo 101 de la Ley 34/1998 de 7 de Octubre, y con el objeto de garantizar el suministro energético en las situaciones de emergencia relativas a la escasez o riesgo cierto en la prestación del mismo, así como en el supuesto de desabastecimiento de alguna o algunas fuente de energía primaria, adopte las medidas descritas en las citadas disposiciones.

Contra la presente resolución, cabe interponer recurso Contencioso-Administrativo ante la Sala de lo Contencioso-Administrativo de la Audiencia Nacional en el plazo de dos meses, contados desde el día siguiente a su notificación, de conformidad con lo dispuesto en el artículo 11 de la ley 29/1998, de 13 de julio, reguladora de la Jurisdicción Contencioso-Administrativa.

Lo que se comunica para su conocimiento y efectos.

Madrid, 22-10-2007

LA SUBDIRECTORA GENERAL DE RECURSOS, RECLAMACIONES Y RELACIONES CON LA ADMINSITRACIÓN DE JUSTICIA

Fdo.: Carmen Pérez de Cabo.

MINISTERIO DE INDUSTRIA, TURISMO Y COMERCIO
SECRETARÍA GENERAL TÉCNICA
22 OCT 2007
Entrada Nº 8532
Salida

Enel Energy Europe, S.r.L.
Plaza Ruiz Picasso, s/n
Torre Picasso, planta 19. Madrid

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MINISTERIO DE INDUSTRIA, TURISMO Y COMERCIO